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                                                                   EXHIBIT 10.11

                              CONSULTING AGREEMENT

      This Consulting Agreement (the "Agreement") is made and entered into as of March 31, 2002 by and between David W. Quinn ("Quinn"), an individual residing in Dallas County, Texas and Centex Corporation, a Nevada corporation, with offices in Dallas County, Texas.

                                    RECITALS

      Quinn has retired from employment with Centex Corporation and its Affiliates as of March 31, 2002. However, Quinn will continue to serve on the Boards of Directors of both Centex Corporation and CXP, as is set forth below.

      Centex Corporation and Quinn have agreed that beginning April 1, 2002 and ending March 31, 2007 Centex Corporation will retain Quinn as a consultant, subject to the terms and conditions of this Agreement.

                                   WITNESSETH

      NOW THEREFORE, in consideration of the covenants herein set forth, Centex Corporation and Quinn agree as follows:

1. DEFINITIONS. For the purposes of this Agreement, the following definitions shall apply unless the context requires otherwise.

      a. "Affiliate" shall mean any entity or corporation that controls, is controlled by, or is under common control with Centex Corporation.

      b. "Compensation Committee" shall mean the Compensation and Stock Option Committee of the Board of Directors of Centex Corporation.

      c. "Consulting Period" shall mean the period beginning on April 1, 2002 and ending on March 31, 2007, unless sooner terminated under the terms of this Agreement.

      d. "CXP" shall mean Centex Construction Products, Inc., a Delaware corporation.

      e.    "Effective Date" shall mean April 1, 2002.

2.    CONSULTING SERVICES AND COMPENSATION.

      a. Consulting Period: On April 1, 2002 Quinn shall be retained by Centex Corporation for the Consulting Period.

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      b.    Services During Consulting Period: Quinn's duties to Centex
            Corporation as a consultant during the Consulting Period shall be to assist Centex Corporation and its Affiliates with, among other matters, the following:

            i. pending litigation in the U.S. Court of Federal Claims entitled Centex Corporation and CTX Holding Company v. United States of America, including the damages award and any future appeals;

            ii.   acquisitions from a structural standpoint;

            iii.  pursuit of new speciality acquisition opportunities;

            iv. strategic business and financial planning, including related tax matters;

            v.    dispositions and restructuring;

            vi.   special reviews or examinations; and

            vii.  corporate structural planning.

      c. Compensation During Consulting Period: During the Consulting Period, with the understanding that Quinn will not accept full-time employment with any third party until April 1, 2004, Centex Corporation shall pay Quinn as follows:

            i. $400,000 per year for the first 24 months. Such amounts shall be paid as depicted on the schedule described in section 2. c.
                  iii. below.

            ii. Until March 31, 2007 Centex Corporation shall provide Quinn with such medical and dental coverages as were being provided to Quinn as an employee of Centex Corporation at March 31, 2002. The provision of such coverage will be subject to any changes of general application in the programs which provide such coverages to employees of Centex Corporation.

            iii. Prior to the conclusion of fiscal year 2001 Quinn and Centex Corporation agreed that, with respect to such year, payment of Quinn's annual bonus and payment of cash to Quinn in lieu of his annual stock option award would be deferred until April 2002, and such deferred payments would accrue interest at the rate of 7% per annum. The parties further agreed that commencing April 2002, for a period of five years, Centex Corporation would make amortizing monthly payments to Quinn of such deferred amounts, together with interest thereon at the rate of 7% per annum.

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                  As of the Effective Date the amount of such deferred bonus is
                  $2,889,000 and the amount of such deferred cash in lieu of options is $1,797,600. Attached to this agreement is a schedule which describes the dates and monthly payments of said deferred amounts, and the consulting payments described in section 2. c. i. above. Centex Corporation will make these payments as scheduled, subject to all appropriate deductions.

            iv. It is anticipated that Quinn will be awarded a bonus and cash in lieu of stock option grant for the fiscal year concluded March 31, 2002. Such awards will be determined and approved by the Compensation Committee in its May 2002 meeting. Quinn had elected, prior to March 31, 2002, to defer the receipt of such bonus and cash in lieu of stock option grant for a period of time not to exceed eighty-four (84) months from the Effective Date. Interest will accrue on the amount of compensation so deferred at the rate of 7% per annum commencing with the Effective Date. Quinn may elect during any calendar year, beginning in the calendar year 2002, to receive a distribution of some portion or all of the deferred compensation, provided that such distribution will not be made, or will not commence if paid in installments, until the calendar year following the year in which such election is made. In any case, any portion of such deferred compensation not distributed to Quinn on or before April 1, 2009 will automatically be distributed to Quinn, whether or not he makes such election, within 30 days following such date. Any distribution to Quinn will include all interest accrued on the amount distributed.

            Quinn acknowledges and agrees that any liability or obligation of Centex Corporation to him under this Agreement will be based solely upon contractual obligations created in this Agreement, and no such liability or obligation of Centex Corporation shall be deemed to be secured by any pledge or other encumbrance on any property of Centex Corporation.

      d. Stock Options: Quinn and Centex Corporation are parties to three subsisting stock option agreements. As of April 1, 2002 all of such options will be vested except 33,600 shares under the option whose grant date is April 1, 1999 and whose option price is $36.06 per share and 67,200 shares under the option whose grant date is April 1, 2000 and whose option price is $23.81 per share. These subsisting stock option agreements will remain in full force and effect and will not be altered in any manner by the terms of this Agreement.

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3.    CENTEX CORPORATION BOARD OF DIRECTORS. Quinn agrees to continue to serve as a member of the Board of Directors of Centex Corporation until the end of his term, which is set to expire at the annual stockholders meeting in 2004. Following the conclusion of such term, Quinn will remain eligible for re-election to such Board. From and after the Effective Date, Quinn will receive standard directors' fees for his service as a Director of Centex Corporation.

4. CXP BOARD OF DIRECTORS. Quinn agrees to continue to serve as a member of the Board of Directors of CXP without any additional compensation (other than as is provided for in Section 2.c. above), until the annual stockholders meeting of CXP to be held in July 2003, and if re-elected in 2003, until the annual stockholders meeting to be held in July 2004. Thereafter, Quinn will be eligible for re-election to the Board of Directors of CXP but from and after the annual stockholders meeting in July 2004, if Quinn does continue to serve as a Director, he will be compensated like any other outside Director of CXP.

5. COOPERATION ON LEGAL MATTERS. During the Consulting Period Quinn will cooperate with Centex Corporation on a reasonable basis, and at the reasonable convenience of Quinn, by providing Centex Corporation with whatever information Quinn may have, as requested by Centex Corporation from time to time, with regard to legal matters on which Quinn worked for Centex Corporation or its Affiliates which occurred prior to the commencement of the Consulting Period in order to aid Centex Corporation in the conduct of its business. However, any reasonable expenses incurred by Quinn in providing such cooperation will be reimbursed by Centex Corporation upon request therefor, provided the same were approved by Centex Corporation before being incurred.

6. NON-COMPETE. During the period April 1, 2002 through March 31, 2004 Quinn will not engage in, or have an interest (as stockholder, director, officer, employee, agent, partner or otherwise) in any corporation, partnership, association, limited liability company or other entity that engages in any business activity in which Centex Corporation or any of its Affiliates is engaged at any time during said two year period. This restriction will not apply to ownership by Quinn of one percent or less of any class of equities, securities or one or more publicly traded entities or his participation or interest in any business activity that results in annual revenues to him or to any such entity of $500,000 or less.

7. APPLICABLE LAW. This Agreement shall be governed by and construed in accord with the laws of the State of Texas. Should a court or other body of competent jurisdiction determine that any provision of this Agreement is excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and all other

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      provisions of this Agreement shall be deemed valid and enforceable to the extent possible.

8. BINDING ON SUCCESSORS. This Agreement shall be binding upon and inure to the benefit of Centex Corporation and its Affiliates and Quinn, as well as their respective heirs, personal representatives, successors and assigns. However, except as provided in this Agreement, neither party may assign any rights hereunder nor delegate any duties hereunder without the prior written consent of the other, which consent will not be unreasonably withheld, conditioned or delayed.

9. ENTIRE AGREEMENT. This Agreement represents the entire agreement between the parties respecting the subject matters contained herein and supersedes all other agreements, written or oral, respecting such subject matters. Quinn acknowledges and agrees that this Agreement supersedes in all respects that certain employment agreement made between Centex Corporation and Quinn in 1991, and waives and releases any and all claims he may have thereunder.

10. NOTICE. Any notice to be given to Centex Corporation hereunder shall be deemed sufficient if addressed to Centex Corporation in writing and personally delivered or mailed by certified mail to its office at 2728 North Harwood, Dallas, Texas 75201. Any notice to be given to Quinn hereunder shall be deemed sufficient if addressed to him in writing and personally delivered to him or mailed by certified mail to 2 Glenchester Court, Dallas, Texas 75225. Either party may, by notice as aforesaid, designate a different address or addresses.

      IN WITNESS WHEREOF, the parties hereto executed this Agreement on the day first above written.

                                           CENTEX CORPORATION

/s/ David W. Quinn                         By:/s/ Laurence E. Hirsch
-----------------------------------           ----------------------------------
David W. Quinn                                Laurence E. Hirsch
                                              Chairman of the Board and
                                              Chief Executive Officer

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                               Centex Corporation
                                   David Quinn
                               Summary of Payments

              [Schedule will be furnished to the SEC upon request].